Exhibit 99.2

AHL Holdings Ltd & Golden Sands Exploration Inc
11595 Bailey Crescent
Surrey, BC
Canada V3V 2V4

By Email

March 20, 2019

Northern Minerals and Exploration Ltd

Suite 700, 10 West Broadway

Salt Lake City, Utah

USA 84101

Attn: Ivan Webb

Re:	New option agreement on the Swordfish Property, Winnemucca, Nevada

Whereas

●	Northern Minerals and Explorations Ltd (“Northern”) defaulted under the terms of the September 14, 2012 option agreement (amended and restated on July 30, 2014 and last amended on February 11, 2016) (the Option Agreement”) and the letter agreement dated July 23, 2018 (the “2018 Letter Agreement”) on the Swordfish Property, Winnemucca, Nevada with Golden Sands Exploration Inc. (“Golden Sands”) and AHL Holdings Ltd (“AHL”). Copies of the July 30, 2014, February 11, 2016, & July 23, 2018 agreements are attached;
●	Golden Sands and AHL have previously served notice of default to Northern; Northern’s default of the terms of the have left several outstanding obligations owing to Golden Sands and AHL by Northern, including but not limited to; failure to keep all of the property in good standing, cash and share payments, exploration expenditures and technical reports;
●	Northern has partially reduced its obligations owing to Golden Sands and AHL by making certain cash payments to Golden Sands for a total of $29,000 in 2018 The result of which reduces Northern obligations outstanding to Golden Sands and AHL, to a current cash value of approximately $350,000, with Northern having no right to earn an interest in the Swordfish Property;
●	Northern has again requested that Golden Sands and AHL enter into a new option agreement on the Swordfish Property with Northern whereby Northern once again has the right to earn an interest in the property;

●	As Northern has fulfilled some of the outstanding obligations owing, Golden Sands and AHL are willing to enter into a new option agreement as evidenced by this letter agreement on the following terms:

Northern will have the right to earn an 80% Interest, subject to a 3% Royalty in the Winnemucca Mountain Property by:

Northern making cash payments to Golden Sands as follows:

$20,000 on or before March 29, 2019 (firm Commitment);

An additional $30,000 on or before by May 31, 2019 (firm Commitment);

An additional $50,000 on or before March 20, 2020, (the 1st anniversary) (firm commitment);

An additional $50,000 on or before of the 2nd & 3rd anniversary;

An additional $100,000 by the 4th through 7th anniversary; and

An additional $1,000,000 by the 8th anniversary

Northern Issuing and delivering to Golden Sands

2,000,000 common shares of Northern on or before January 31, 2021

Northern paying the costs to re-acquire the area of the property previously held by the 70 claims that Northern failed to maintain in good standing under the Option Agreement, or Northern paying to acquire additional mining claims, property or mining tenure acceptable to Golden Sands and AHL with a cost of at least $25,000 by September 30, 2020 (firm commitment)

Northern Incurring new Exploration Expense as follows:

$200,000 on or before December 31, 2020 (firm commitment);

An additional $300,000 on or before December 31 of each year 2021, 2022 & 2023; and

An additional $500,000 on or before December 31, 2024 and in each year thereafter until option exercised;

Northern using commercially reasonable efforts to obtain a listing on the OTC Markets on or before October 31, 2019 (firm commitment);

Northern keeping the property in good standing during the term of the option, including advancing a minimum of $25,000 to Golden Sands for payment of annual BLM & Humboldt County fees and associated costs by June 30, of 2019 and each and every year thereafter, (firm commitment);

Northern making annual advance royalty payments, during the term of the option, commencing on the 4th anniversary of this letter agreement of $25,000, and $50,000 in year 5 and in any year thereafter;

Northern delivering a Feasibility Report to Golden Sands and AHL by July 18th, 2026;

Northern will have the option to purchase 2% of the 3% NSR for $1.5 Million per 1%;

Northern agrees that if it fails to complete any term or obligation of this letter agreement, that any and all firm commitments will immediately become due and payable and Northern agrees to immediately pay to Golden Sands and AHL the cash value of the total of those firm commitments (firm commitment)

All figures are in US$. The shares to be paid under this letter agreement are to registered in the name of Golden Sands and all cash payments are to be wire transfered to Golden Sands US $ TD Canada Trust account (wire instructions attached). Upon payment of the 2nd cash payment of $30,000 due on or before May 31, 2019 by Northern, Golden Sands and AHL will engage legal counsel to prepare a new formal option agreement using the terms and form of the attached July 30, 2014 amended and restated option agreement and incorporating the terms of this new letter agreement. This new letter agreement incorporated with the terms and form of the July 30, 2014 agreement will form the new option agreement until such time as a new formal option agreement is draft by legal counsel and executed by all parties. Northern shall be responsible for Golden Sands and AHL’s legal costs for preparation of such new formal option agreement.

In the event that if Northern at any time defaults under the terms or decides not to proceed with the option to earn an interest in the property then, subject to this new letter agreement, incorporated with the terms of the July 30, 2014 agreement, will not be required to make any payment or incur any exploration amount that is optional.

This new letter agreement does not relieve Northern of any of the firm commitments and obligations it currently has and all other terms of the Option Agreement remain in full force and effect and Northern agrees also apply to this letter agreement.

If the above is acceptable to you on behalf of Northern, please sign below and return by email no later than 4PM PST on Monday March 25, 2019 to acknowledge acceptance by Northern of the above terms and conditions.

Please call me if you have any questions.

Sincerely,

/s/ Jimmy Lenec
Jimmy Lenec
AHL Holdings Ltd
Golden Sands Exploration Inc

Acknowledged and accepted the 25th day of March, 2019,

/s/ Ivan Webb
Ivan Webb,
CEO, Northern Minerals and Explorations Ltd

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